EXHIBIT 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 13, 2011 (this “Agreement”), is entered into by and between Technest Holdings, Inc., a Nevada corporation (“Technest”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Exchange Agent (as defined below) and as initial CVR Registrar (as defined herein).

Preamble

Technest, AccelPath LLC, a Massachusetts limited liability company (“AccelPath”), and all of the members of AccelPath (each a “Seller” and collectively, the “Sellers”) have entered into a Unit Purchase Agreement dated as of January 11, 2011 (the “Purchase Agreement”), pursuant to which Technest will purchase from the Sellers all of the outstanding membership units of AccelPath, resulting in AccelPath becoming a wholly-owned subsidiary of Technest and the Sellers becoming stockholders of Technest.

In order to preserve the rights of the current stockholders of Technest to certain payments related to a settlement agreement with EOIR Holdings, LLC and as a condition to the Closing (as defined in the Purchase Agreement), Technest has agreed to create and issue to Technest’s stockholders of record as of a date prior to the Closing selected by the Board of Directors, contingent value rights as hereinafter described.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all CVR Holders (as hereinafter defined), as follows:

ARTICLE 1
DEFINITIONS

Section 1.1   Definitions.

(a)   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)   the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii)   all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with U.S. generally accepted accounting principles, as in effect on the date hereof;

(iii)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv)   unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v)   all references to “including” shall be deemed to mean including without limitation.

(b)   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. The following terms shall have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Board of Directors” means the board of directors of Technest.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Technest to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Exchange Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the states of New York or New Jersey are authorized or obligated by law or executive order to remain closed.

“Close of Business” on any given date shall mean 5:00 P.M., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York time, on the next succeeding Business Day.

“CVR Holder” has the meaning set forth in Section 2.1(a).

“CVR Payment Amount” means an amount equal to approximately $3,072,784.78  (which amount represents the EOIR Payment less certain specified deductions accrued on the books of Technest related to the settlement with EOIR Holdings, LLC) less any costs associated with enforcing the EOIR Payment, if any, payable in cash.

“CVR Payment Date” means the date that the Exchange Agent pays the CVR Payment Amount pursuant to Section 2.4.

“CVR Payment Event” means the receipt, directly or indirectly, by Technest (or by counsel on behalf of Technest) of the EOIR Payment.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVRs” means the contingent value rights issued by Technest pursuant to this Agreement.

“EOIR Payment” means the payment by EOIR Holdings, LLC (“EOIR LLC”), directly or indirectly, to Technest (or to counsel on behalf of Technest) of an aggregate of $5,000,000 pursuant to the terms of the Settlement Agreement.

“Exchange Agent” means the Exchange Agent named in the first paragraph of this Agreement, until a successor Exchange Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Exchange Agent” shall mean such successor Exchange Agent.

“Exchange Agent Fee” means the fee of the Exchange Agent to act in such capacity pursuant to the terms of this Agreement.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Technest, in his or her capacity as such an officer, and delivered to the Exchange Agent.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the CVR Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the CVR Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any Person.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Record Date” means January 25, 2011.

“Settlement Agreement” means the Settlement Agreement dated October 26, 2009 among Technest, EOIR Holdings LLC and EOIR Technologies, Inc.

“Super-Majority Holders” means the holders of at least seventy percent (70.0%) of the outstanding CVRs.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1   Issuance of CVRs; Appointment of Exchange Agent.

(a)   Pursuant to a resolution adopted by the Board of Directors on January 3, 2011, one (1) CVR shall be issued, as a return of capital distribution, with respect to each share of Technest’s common stock, $0.001 par value per share (the “Common Stock”), outstanding on the Record Date.  The holders of such shares of Common Stock who are entitled to receive such CVRs in accordance with the rules and regulations of the Financial Industry Regulatory Authority are herein referred to herein collectively as the “CVR Holders” and individually as a “CVR Holder.”

(b)   Technest hereby appoints Mellon Investor Services LLC as the Exchange Agent to act as exchange agent for Technest in accordance with the express terms and conditions hereinafter set forth in this Agreement (and no implied terms and conditions), and the Exchange Agent hereby accepts such appointment.

Section 2.2   Nontransferable.  The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3   No Certificate; Registration; Registration of Transfer; Change of Address.

(a)   The CVRs shall not be evidenced by a certificate or other instrument.

(b)   The Exchange Agent shall keep a register (the “CVR Register”) for the registration of CVRs.  The Exchange Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.  Upon any change in the identity of the Exchange Agent, the successor Exchange Agent shall automatically also become the successor CVR Registrar.

(c)   Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Technest and the CVR Registrar, properly completed and duly executed by the registered CVR Holder or CVR Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.  A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Technest and the CVR Registrar (including opinions of counsel).  Upon receipt of such written request and materials, and all other reasonably necessary information, the CVR Registrar shall register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Technest, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor.  No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.  Any transfer or assignment of the CVRs shall be without charge (other than the cost of any tax or charge that may be payable in respect of such transfer or assignment, which shall be the responsibility of the transferor) to the CVR Holder.  The Exchange Agent shall have no duty or obligation under any Section of this Agreement that requires the payment of taxes or charges unless and until it is satisfied that such taxes and/or charges have been or will be paid.

(d)   A CVR Holder may make a written request to the CVR Registrar to change such CVR Holder’s address of record in the CVR Register. The written request must be duly executed by the CVR Holder and conform to such other reasonable requirements as the Exchange Agent may from time to time establish. Upon receipt of such proper written request, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e)   The CVRs are separate and apart from the Common Stock and will not trade with the Common Stock.

Section 2.4   Payment Procedures.

(a)   Promptly, and in any event within five (5) Business Days, following the occurrence of the CVR Payment Event, Technest shall deliver, or cause to be delivered, to the Exchange Agent (i) a certificate (the “Achievement Certificate”), certifying that the CVR Holders are entitled to receive the CVR Payment Amount, (ii) the CVR Payment Amount and (iii) the amount to be received by each CVR Holder.

(b)   If a CVR Payment Event has not occurred on or prior to January 13, 2015 (the “Outside Date”), then, within five (5) Business Days after such date, Technest shall deliver, or cause to be delivered, to the Exchange Agent a certificate (the “Non-Achievement Certificate”), stating that a CVR Payment Event did not occur. Until such Non-Achievement Certificate is received by the Exchange Agent, the Exchange Agent shall have no duties or obligations with respect to the Outside Date, and the Exchange Agent shall have no duties or obligations to monitor or determine the Outside Date.

(c)   Except as otherwise requested by any CVR Holder, the Exchange Agent shall promptly (and in no event later than five (5) Business Days after receipt thereof) send each CVR Holder a copy of any Achievement Certificate or Non-Achievement Certificate at its registered address.

(d)   Within five (5) Business Days after its receipt of the CVR Payment Amount and receipt of any necessary information reasonably required by the Exchange Agent, the Exchange Agent shall distribute the CVR Payment Amount to the CVR Holders (each CVR Holder being entitled to receive its  pro rata  share of the CVR Payment Amount based on the number of CVRs held (as of the date that the Exchange Agent receives the CVR Payment Amount) by such CVR Holder as reflected on the CVR Register) (i) by check mailed to the address of each CVR Holder as reflected in the CVR Register as of the Close of Business on the last Business Day prior to such payment date, or (ii) with respect to any CVR Holder who has provided the Exchange Agent with wire transfer instructions, by wire transfer of immediately available funds to such account.

(e)   Technest or the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Technest is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the CVR Holder in respect of which such deduction and withholding was made.  With respect to domestic CVR Holders, if the Exchange Agent has received a properly and appropriately completed and executed IRS Form W-9 from such CVR Holder, then the Exchange Agent shall not deduct or withhold any amounts pursuant to this Section from such CVR Holder's pro rata share of the CVR Payment Amount.   With respect to foreign CVR Holders, if the Exchange Agent has received a properly and appropriately completed and executed IRS Form W-8BEN from such CVR Holder, then the Exchange Agent shall withhold at the applicable tax treaty or convention rate.

(f)   Technest shall promptly furnish to the Exchange Agent all information and documentation in connection with this Agreement and the CVRs that the Exchange Agent may reasonably request in connection with the determination of whether the CVR Payment Event has occurred. The Exchange Agent shall forward any information and documentation it receives to the CVR Holders who request such information.

Section 2.5   No Voting, Dividends or Interest; No Equity or Ownership Interest in Technest.

(a)   The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any CVR Holder.

(b)   The CVRs shall not represent any equity or ownership interest in Technest or in any of its subsidiaries.

ARTICLE 3
THE EXCHANGE AGENT

Section 3.1   Certain Duties and Responsibilities.  The Exchange Agent shall be authorized and protected and shall not have any liability for, or in respect of, any actions taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, except to the extent of its own willful misconduct, bad faith or gross negligence (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Exchange Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2   Certain Rights of Exchange Agent.  The Exchange Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Exchange Agent.  In addition:

(a)   the Exchange Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)   the Exchange Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Exchange Agent shall be fully protected and shall incur no liability for failing to take

(c)   whenever the Exchange Agent shall deem it necessary or desirable that a matter be proved or established by Technest prior to taking, suffering or omitting to take any action hereunder, the Exchange Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction), request and rely upon an Officer’s Certificate from Technest with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Exchange Agent and the Exchange Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.  The Exchange Agent shall be fully authorized and protected in relying upon the most recent instructions received from Technest.  In the event the Exchange Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Exchange Agent hereunder, the Exchange Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Technest, the CVR Holders or any other person or entity for refraining from taking such action, unless the Exchange Agent receives written instructions from Technest that eliminates such ambiguity or uncertainty to the satisfaction of the Exchange Agent;

(d)   the Exchange Agent may engage and consult with counsel of its selection (who may be legal counsel for Technest and/or an employee of the Exchange Agent and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Exchange Agent in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon;

(e)   the permissive rights of the Exchange Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f)   the Exchange Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Technest only;

(g)   the Exchange Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by Technest of any covenant or failure by Technest to satisfy conditions contained in this Agreement;

(h)   Technest agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Exchange Agent for the carrying out or performing by the Exchange Agent of its duties under this Agreement;

(i)   the Exchange Agent and any stockholder, affiliate, director, officer, employee or agent of the Exchange Agent may buy, sell or deal in any of the CVRs or other securities of Technest or become pecuniarily interested in any transaction in which Technest may be interested, or contract with or lend money to Technest or otherwise act as fully and freely as though it were not Exchange Agent under this Agreement.  Nothing herein shall preclude the Exchange Agent or any stockholder, affiliate, director, officer, employee or agent from acting in any other capacity for Technest or for any other Person;

(j)   the Exchange Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Purchase Agreement, the Settlement Agreement or any other agreement between or among any of Technest, the Sellers, the CVR Holders or any other parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(k)   the Exchange Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(l)   Technest agrees to indemnify the Exchange Agent for, and hold the Exchange Agent harmless against, any loss, liability, claim, demands, suits, damage, judgment, fine, penalty, cost or expense for any action taken, suffered or omitted to be taken by the Exchange Agent in connection with the acceptance and administration of this Agreement or the exercise or performance of its duties hereunder, including the costs and expenses of defending the Exchange Agent against any claim of liability hereunder, directly or indirectly, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Exchange Agent’s willful misconduct, bad faith or gross negligence (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction),  provided,  however, that the Exchange Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Technest to the Exchange Agent as fees and charges, but not including reimbursable expenses.

(m)   Technest agrees (i) to pay the fees and expenses of the Exchange Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Exchange Agent for all taxes and charges, reasonable expenses and other charges of any kind and nature incurred by the Exchange Agent in the execution of this Agreement (other than taxes measured by the Exchange Agent’s net income). The Exchange Agent shall also be entitled to reimbursement from Technest for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Exchange Agent’s counsel and agent) paid or incurred by it in connection with the preparation, negotiation, delivery, amendment, administration and execution by the Exchange Agent of this Agreement and its duties hereunder. An invoice for the Exchange Agent Fee will be rendered a reasonable time prior to, and paid on, the closing date of the transaction contemplated by the Purchase Agreement, provided that Technest give the Exchange Agent notice two business days prior to such closing date.  An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Technest, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the applicable scheduled mailing date.  Technest agrees to pay to the Exchange Agent any amounts, including fees and expenses, payable in favor of the Exchange Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement.

Section 3.3   Resignation and Removal; Appointment of Successor.

(a)   The Exchange Agent may resign and be discharged from its duties at any time by giving written notice thereof to Technest specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)   If the Exchange Agent shall resign, be removed or become incapable of acting, Technest, by way of a Board Resolution, shall promptly appoint a qualified successor Exchange Agent, who may be a CVR Holder but shall not be an officer of Technest. The successor Exchange Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Exchange Agent.

(c)   Technest shall give notice of each resignation and each removal of a Exchange Agent and each appointment of a successor Exchange Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Exchange Agent. If Technest fails to send such notice within ten (10) days after acceptance of appointment by a successor Exchange Agent, the successor Exchange Agent shall cause such notice to be mailed at the expense of Technest.

Section 3.4   Acceptance of Appointment by Successor.  Every successor Exchange Agent appointed hereunder shall execute, acknowledge and deliver to Technest and to the retiring Exchange Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Exchange Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Exchange Agent; provided, that upon the request of Technest or the successor Exchange Agent, such retiring Exchange Agent shall execute and deliver an instrument transferring to such successor Exchange Agent all the rights, powers and trusts of the retiring Exchange Agent.

ARTICLE 4
COVENANTS

Section 4.1   List of CVR Holders.  Technest shall furnish or cause to be furnished to the Exchange Agent (a) the names, addresses and CVR-holdings of the CVR Holders within five (5) Business Days after the date of determination of such CVR Holders, and (b) at such other times as the Exchange Agent may request in writing, within five (5) days after receipt by Technest of any such request, a list of the names and the addresses of the CVR Holders as of a date not more than fifteen (15) days prior to the time such list is furnished.

Section 4.2   Payment of CVR Payment Amount.  Technest shall duly and promptly pay, or cause to be duly and promptly paid, the CVR Payment Amount in immediately available funds, to the Exchange Agent to be distributed to the CVR Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.  The Exchange Agent shall have no liability of any kind, and shall not be obligated to make any payments, unless and until it receives in good collected funds the CVR Payment Amount from Technest.

Section 4.3   Ability to Make Prompt Payment.  Neither Technest nor any of its subsidiaries shall take any action or enter into any agreement that would restrict or modify in any way Technest’s obligation to promptly make payments to the CVR Holders under this Agreement or otherwise restrict Technest’s ability to fund such payments.

Section 4.4   Settlement Agreement; Transfer of Obligations.  Technest agrees that it shall not amend the Settlement Agreement or alter the terms thereof or the arrangements thereunder (by amendment or otherwise), without the written consent of the Super-Majority Holders.  Technest further agrees that it will not pledge, sell, convey or hypothecate any of its rights under the Settlement Agreement or to the EOIR Payment to any third party for any reason, other than in accordance with Article 6 hereof.

Section 4.5   Assignment.  Technest shall not, in whole or in part, assign any of its rights or obligations under this Agreement other than in accordance with the terms of Section 6.1 hereof.

ARTICLE 5
AMENDMENTS

Section 5.1   Amendments Without Consent of CVR Holders.

(a)   Without the consent of any CVR Holders or the Exchange Agent, Technest, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)   to evidence the succession of another Person to Technest and the assumption by any such successor of the covenants of Technest herein in a transaction contemplated by Section 6.1 hereof; or

(ii)   to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b)   Without the consent of any CVR Holders, Technest, when authorized by a Board Resolution, and the Exchange Agent, in the Exchange Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)   to evidence the succession of another Person as a successor Exchange Agent and the assumption by any successor of the covenants and obligations of the Exchange Agent herein;

(ii)   to add to the covenants of Technest such further covenants, restrictions, conditions or provisions as the Board of Directors shall consider to be for the protection of the CVR Holders; provided, that in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iii)   to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the CVR Holders; or

(iv)   to make such changes or amendments to this Agreement that correct or clarify the terms hereof so as to permit Technest and/or the Exchange Agent to carry out the intent herein; provided, however, that no such changes or amendments shall be made that would adversely affect the interests of the CVR Holders.

(c)   Promptly after the execution by Technest and the Exchange Agent of any amendment pursuant to the provisions of this Section 5.1, Technest shall mail a notice thereof by first-class mail to each of the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2   Amendments With Consent of CVR Holders.

(a)   Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the CVR Holders), with the consent of the Super-Majority Holders, whether evidenced in writing or taken at a meeting of such holders, Technest, when authorized by a Board Resolution, and the Exchange Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement.

(b)   Promptly after the execution by Technest and the Exchange Agent of any amendment pursuant to the provisions of this Section 5.2, Technest shall mail a notice thereof by first-class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3   Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every CVR Holder shall be bound thereby.

Section 5.4   Execution of Amendments.  Before executing any amendment permitted by this Article V, the Exchange Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement, and that all consents, if any, have been obtained in accordance with Section 5.2.  The Exchange Agent may, but is not obligated to, enter into any such amendment that affects the Exchange Agent’s own rights, privileges, covenants, immunities, obligations or duties under this Agreement or otherwise.

ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1   Technest May Consolidate, Etc.

(a)   Technest shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person in a transaction in which such Person acquires Technest’s rights under the Settlement Agreement, including, without limitation, the right to receive the EOIR Payment, unless:

(i)   the Person formed by such consolidation or into which Technest is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Technest (which must necessarily include the right to receive the EOIR Payment pursuant to the Settlement Agreement) substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement and any other agreement concerning the enforcement of the Settlement Agreement on the part of Technest to be performed or observed; and

(ii)   Technest has delivered to the Exchange Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)   For purposes of this Section 6.1 only, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean (i) properties and assets contributing in the aggregate at least 80% of Technest’s total consolidated revenues for the current period as reported in Technest’s last available periodic financial report (quarterly or annual, as the case may be) or (ii) properties and assets constituting in the aggregate at least 80% of Technest’s total assets for the current period as reported in Technest’s last available periodic financial report (quarterly or annual, as the case may be).

(c)   In the event Technest conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, and the Surviving Person assumes or otherwise acquires the rights under the Settlement Agreement, Technest and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of Technest to be performed or observed.

(d)   Notwithstanding the foregoing, in the event Technest does not transfer or convey the right to receive future EOIR Payments and/or its rights under the Settlement Agreement, it shall nonetheless be permitted to convey, transfer or lease its properties and assets substantially as an entirety to any Person, so long as it retains the obligation to make any and all payments hereunder.

Section 6.2   Successor Substituted.  Upon any consolidation of or merger by Technest with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all the obligations of, Technest under this Agreement and any other agreement concerning the enforcement of the Settlement Agreement with the same effect as if the Surviving Person had been named as Technest herein and therein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE 7
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1   Notices to Exchange Agent and Technest.  Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

(a)   if to the Exchange Agent, addressed to it at Mellon Investor Services LLC, 480 Washington Boulevard, 29th Floor, Jersey City, NJ 07310, Attn: Stephen Jones, facsimile at (201) 680-4606, or at any other address previously furnished in writing to the CVR Holders and Technest by the Exchange Agent in accordance with this Section 7.1 with a copy to Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Legal Department; or

(b)   if to Technest, addressed to it at 10411 Motor City Drive, Suite 650, Bethesda, Maryland, facsimile at (301) 767-2811, or at any other address previously furnished in writing to the Exchange Agent and the CVR Holders by Technest in accordance with this Section 7.1.

Section 7.2   Notice to CVR Holders.  Where this Agreement provides for notice to CVR Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each CVR Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to CVR Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular CVR Holder shall affect the sufficiency of such notice with respect to other CVR Holders.

Section 7.3   Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4   Successors and Assigns.  All covenants and agreements in this Agreement by Technest shall bind its successors and assigns, whether so expressed or not.

Section 7.5   Benefits of Agreement.  Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the CVR Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the CVR Holders and their permitted successors and assigns.  For the avoidance of doubt, each CVR Holder is an intended third party beneficiary of this Agreement with the right to rely on and enforce the provisions hereof.

Section 7.6   Governing Law.  This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Exchange Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 7.7   Legal Holidays.  In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 7.8   Severability Clause.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein; provided, however, that if any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Exchange Agent, the Exchange Agent shall be entitled to resign immediately.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.9   Counterparts.  This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 7.10   Termination.  This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment in full to the CVR Holders of the CVR Payment Amount, (b) the delivery of a Non-Achievement Certificate and (c) five (5) years from the date hereof.

Section 7.11   Entire Agreement.  As it relates to the Exchange Agent, this Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs.  As it relates to all other parties hereto, this Agreement and the Purchase Agreement represent the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CVRs, except for the Purchase Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Purchase Agreement, this Agreement shall govern and be controlling.

Section 7.12   Customer Identification Program.  Each person or entity that is a party hereto acknowledges that the Exchange Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Exchange Agent must obtain, verify and record information that allows the Exchange Agent to identify each such person or entity.  Accordingly, prior to accepting an appointment hereunder, the Exchange Agent may request information from any such person or entity that will help the Exchange Agent to identify such person or entity, including without limitation, as applicable, such person or entity’s physical address, tax identification number, organizational documents, certificate of good standing or license to do business.  Each person or entity that is a party hereto agrees that the Exchange Agent cannot accept an appointment hereunder unless and until the Exchange Agent verifies each such person or entity’s identity in accordance with the Customer Identification Program requirements.

Section 7.13   Incentive Compensation Program.  The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships.  This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of this Agreement, obtaining products or services covered by this Agreement or products or services that may be ancillary or supplemental to such products or services.  Any such referral fees or bonuses are funded solely out of fees and commissions paid under this Agreement or with respect to such ancillary or supplemental products or services.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

TECHNEST HOLDINGS, INC.

By:	/s/ Gino M. Pereira
Name: Gino M. Pereira
Title: Chief Executive Officer

MELLON INVESTOR SERVICES LLC, as Exchange Agent

By:	/s/ Stephen Jones
Name: Stephen Jones
Title: